Exhibit 10.4.1

InMed Pharmaceuticals, Inc. Suite #340- 200 Granville St. Vancouver, BC V6C 1S4 Canada

13 April 2018

Dear Eric,

The Compensation Committee of the Board of Directors recently conducted a thorough review of InMed’s compensation programs, including salary, bonus and equity position of its employees versus industry standards for both private and public biotechnology companies in Canada and the US.

This letter addresses two components, salary level and target annual bonus.

I am pleased to confirm your annualized salary level of $140,000, less statutory withholdings, in recognition of your 50% time commitment to your duties as VP of Pre-clinical R&D of InMed. I suggest we revisit this time commitment on a quarterly basis and make any adjustments as needed to best reflect your efforts.

Additionally, your annual target bonus will be 30% of your annual salary. Achieving this target bonus will be dependent on several factors, including the Corporate and individual goals for your position as defined on an annual basis. Review of the achievement of these goals will take place after our fiscal year end on June 30 and the bonus will be payable subsequent to that analysis.

On behalf of the entire Management Team and Board of Directors, thank you for your contributions to the Company’s success and we look forward to achieving more, together.

/s/ Eric A. Adams

Eric A. Adams President and CEO

InMed Pharmaceuticals Inc.